OPTIMIZER$_x$ | S&H

September 30, 2008

RE: Letter of Intent
OPTIMIZERx Corporation–S&H Digital Partnership

OPTIMIZERx Corporation and S&H Digital, a division of Sudler & Hennessey, agree to partner to launch and co-promote OPTIMIZERx Corporation's proprietary ADHER$_x$E ™ platform to existing and prospective clients seeking to expand access and adherence to their prescription and healthcare products. Terms and conditions of this Letter of Intent include:

- This Letter of Intent serves as an Interim Agreement and Contract between OPTIMIZERx and S&H Digital, and the conditions set forth in this Letter of Intent will form the basis for any subsequent agreement or contract.
- S&H Digital agrees to collaborate in providing creative and marketing support and collateral approved by OPTIMIZERx to successfully launch ADHER$_x$E ™.
- S&H Digital will be the exclusive healthcare agency partner regarding the marketing and deployment of OPTIMIZERx Corporation's proprietary ADHER$_x$E ™ platform. Exclusivity will not apply if and when an ADHER$_x$E ™ client chooses to use an agency that already has a relationship with the client's company or brand.
- S&H Digital agrees to set up internal training meeting(s) for all brand account and managed market teams located in Sudler & Hennessey's New York office; assign point person(s) on the S&H Digital staff; and establish a clear communication process to coordinate joint promotional activity to pharmaceutical and healthcare manufactures.
- S&H Digital agrees to actively market ADHER$_x$E ™ to existing clients and prospects, providing those clients and prospects are deemed by Sudler & Hennessey to be appropriate.
- Sudler & Hennessey, on behalf of S&H Digital, agrees to issue a joint press release announcing the partnership/launch of ADHER$_x$E ™.
- For any direct billing of S&H Digital creative services, S&H Digital agrees to include the services of OPTIMIZERx staff, resulting in fees equalling at least 10% of project billing, not including set-up or licensing fees that OPTIMIZERx charges the client for base software installation and/or configuration.

Licensing Fees:

- OPTIMIZERx agrees to license the marketing and use of ADHER$_x$E ™ and its proprietary system to S&H Digital for a set rate of $85,000 per basic program. This will include implementation of all hosting, and management of ADHER$_x$E ™ program for each client, and is referenced as "Base Licensing Fee."
- The Base Licensing Fee is required for each individual deployment of the ADHER$_x$E ™ platform. However, if a client chooses to deploy the program across one or more additional brands within the client company's brand portfolio, OPTIMIZERx may, at its discretion, reduce the cost of the additional deployment(s).
- The Base Licensing Fee will be a one-time fee and will not require renewal for the duration of the specific ADHER$_x$E ™ deployment and client engagement.
- The Base Licensing Fee will be a direct pass-through Out Of Pocket cost to the client for each deployment. This OOP cost will be invoiced to the client through the Sudler & Hennessey invoicing system; OPTIMIZERx will invoice Sudler & Hennessey and will be paid directly by Sudler & Hennessey.
- Additional costs for customized or developed components, if any, will be charged at a preferred hourly rate by OPTIMIZERx and will not exceed $100 per hour. Such additional costs will be passed on to the client as either an Out Of Pocket cost or as part of the S&H Digital fee structure for the project.
- Any and all OOP fees from OPTIMIZERx passed through to the client will be subject to collection of the payable by Sudler & Hennessey; the burden of non-payment by a bona fide client will be shared by OPTIMZERx and Sudler & Hennessey.

Term of Agreement:

- As stipulated above, this Letter of Intent serves as an interim Agreement and Contract between OPTIMIZERx and S&H Digital, and the conditions set forth in this Letter of Intent will form the basis for any subsequent agreement or contract.
- The terms and conditions outlined in this Letter of Intent will be in effect for a three year period that starts on the signature date of this document, or until a subsequent Agreement or Contract is signed between the parties
- The partnership is renewable on the three-year anniversary of this Letter of Intent, or any subsequent Agreement or Contract, by mutual consent of the parties. This Letter of Intent or any subsequent Agreement may be voided by either party, without recourse, if a material violation of any of the stipulated conditions occurs.

Other Considerations:

- It is agreed that Sudler & Hennessey shall have "Right of First Refusal" if, at any time during the term of this Letter of Intent of subsequent Agreement, OPTIMIZERx Corporation elects to sell all or any part of the OPTIMIZERx Corporation to an outside party. Right of First

Refusal, for the purposes of this Letter of Intent of subsequent Agreement, includes the right to match any offer to purchase all or any portion of OPTIMIZERx Corporation that is received from an outside party during the term of this agreement.

- Sudler & Hennessey shall be required to exercise Right of First Refusal by providing a written response indicating intent to enter negotiations with OPTIMIZERx. Such written response is required within thirty (30) days of notification from OPTIMIZERx Corporation that such an offer has been made, providing sufficient details of the offer are stipulated by OPTIMIZERx Corporation.

Agreed to by: [signature]

David Harrell
CEO, OPTIMIZERx Corp.
Date 9/30/08

[signature]

Robert Palmer
Managing Partner, Sudler & Hennessey
Date 9/30/2008